FOR IMMEDIATE RELEASE

Norfolk Southern reports fourth-quarter and full-year 2018 results

Fourth-quarter and full-year record operating income and full-year record operating ratio of 65.4 percent

NORFOLK, Va., Jan. 24, 2019 – Norfolk Southern Corporation (NYSE: NSC) today reported fourth-quarter and 2018 financial results.

Net income was $702 million and diluted earnings per share were $2.57 for the fourth quarter and $2,666 million and $9.51, respectively, for the full year.

“Norfolk Southern’s financial results in 2018 clearly demonstrate improved financial performance and our commitment to delivering shareholder value,” said James A. Squires, chairman, president and CEO. “Our confidence to deliver improved value to our shareholders – as underscored by our recently announced dividend increase – is heightened by NS’ momentum heading into 2019 and by an array of initiatives to serve customers better and operate more efficiently.”

The 2017 results for the fourth quarter and full year included the effects of remeasurement of net deferred tax liabilities (“2017 tax adjustments”) resulting from the enactment of the Tax Cuts and Jobs Act of 2017, which added $3,482 million to net income in both periods and increased diluted earnings per share by $12.10 for the fourth quarter and $12.00 for the full year. Fourth-quarter 2018 net income decreased by $3,266 million and diluted earnings per share decreased by $11.22 compared to 2017. For the full year, net income in 2018 decreased by $2,738 million and diluted earnings per share decreased by $9.10 compared to 2017.

Absent the 2017 tax adjustments to the 2017 results, fourth-quarter 2018 net income increased $216 million, or 44 percent, and diluted earnings per share increased by $0.88, or 52 percent, while full-year 2018 net income increased by $744 million, or 39 percent, and diluted earnings per share increased by $2.90, or 44 percent.

Fourth-quarter summary

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Railway operating revenues of $2.9 billion increased 9 percent, due to an increase in revenue per unit, including increased rates, higher fuel-surcharge revenue, and higher volumes. Overall volumes were up 3 percent, reflecting growth in the major commodity categories of intermodal and coal, while merchandise was relatively flat.

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Railway operating expenses increased $147 million, or 9 percent, to $1.8 billion. Prior year expenses were impacted by the 2017 tax adjustments, which decreased railway operating expenses by $151 million. Excluding the 2017 tax adjustments, railway operating expenses compared with last year’s results were $4 million lower, driven by higher property sales, which were primarily offset by higher inflation-driven costs and increased volume-related expenses.

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Income from railway operations was $1.1 billion, an 8 percent increase year-over-year, and an all-time record. Income from railway operations compared to prior year’s results, excluding $151 million in the 2017 tax adjustments, increased $231 million, or 27 percent. The railway operating ratio, or operating expenses as a percentage of revenues, was 62.8 percent.

2018 summary

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Railway operating revenues of $11.5 billion increased 9 percent compared with 2017, due to an increase in revenue per unit, including increased rates as well as higher fuel surcharge revenue and higher volumes. Overall volumes were up 4 percent, reflecting growth in the major commodity categories of intermodal and merchandise, which offset a decline in coal.

•
Railway operating expenses of $7.5 billion increased $470 million, or 7 percent, compared with last year. Prior year expenses were impacted by the 2017 tax adjustments, which decreased railway operating expenses by $151 million. Railway operating expenses compared with last year’s results, excluding the 2017 tax adjustments, were higher by $319 million, or 4 percent, due to higher diesel fuel prices, volume-related expenses, and increased costs associated with overall lower network velocity. These expenses were partially offset by higher property sales.

•
Income from railway operations was $4 billion, a 12 percent increase year-over-year, and an all-time record. Income from railway operations compared to prior year’s results excluding $151 million in the 2017 tax adjustments, increased $588 million, or 17 percent.

•	The railway operating ratio was a record 65.4 percent.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures. Reconciliation of these non-GAAP financial measures is provided in the table below, entitled “Reconciliation of Non-GAAP Financial Measures.”

Forward-looking statements
This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:
Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

Reconciliation of Non-GAAP Financial Measures
Information included within this press release includes non-GAAP financial measures, as defined by SEC Regulation G. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with U.S. generally accepted accounting principles (GAAP).

The following table adjusts the 2017 GAAP results to exclude the effects of remeasurement of net deferred tax liabilities related to the reduction of the federal tax rate from 35 percent to 21 percent (2017 tax adjustments).

The Company uses these non-GAAP financial measures internally and believes this information provides useful supplemental information to investors to facilitate making period-to-period comparisons by excluding the effects of 2017 tax adjustments. While the Company believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

($ in millions except per share amounts)	Fourth-Quarter 2017	Year-Ended Dec. 31, 2017

Railway operating expenses	$1,671)	$7,029)
Effect of 2017 tax adjustments	151)	151)
Adjusted railway operating expenses	$1,822)	$7,180)

Income from railway operations	$998)	$3,522)
Effect of 2017 tax adjustments	(151)	(151)
Adjusted income from railway operations	$847)	$3,371)

Net income	$3,968)	$5,404)
Effect of 2017 tax adjustments	(3,482)	(3,482)
Adjusted net income	$486)	$1,922)

Diluted earnings per share	$13.79)	$18.61)
Effect of 2017 tax adjustments	(12.10)	(12.00)
Adjusted diluted earnings per share	$1.69)	$6.61)

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